Exhibit 99.1

Intelligent Bio Solutions Reports Fiscal 2025 First Quarter Financial Results and Operational Highlights

Quarterly revenue increased 10% year-on-year and 20% quarter-on-quarter, marking four consecutive quarters of year-on-year growth

Higher-margin, recurring cartridge revenue surpassed reader revenue as primary driver

Completed in-clinic portion of FDA 510(k) clinical study plan, on track to submit to FDA by year-end

Expanded distribution network in Saudi Arabia

Initial review of PK study results show fingerprint sweat strongly aligns to blood and oral fluid, results expected in November

NEW YORK, November 07, 2024 — Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced its financial results for the fiscal first quarter ended September 30, 2024, and provided a business update.

“We’ve kicked off another strong year with 10% growth in our first quarter compared to the previous year, marking our fourth consecutive quarter of year-on-year growth. As our active accounts continue to grow, so do our cartridge sales, which have surpassed our reader revenue. This shift improves our margins and strengthens our business foundation,” said Harry Simeonidis, President and CEO of Intelligent Bio Solutions. “With clinical testing now complete, we’re on track to submit our 510(k) package to the FDA by the end of the calendar year. We look forward to sharing our clinical results soon, with our pharmacokinetic study (“PK study”) results expected in November. These findings are anticipated to confirm sweat’s viability as a drug screening method.”

“Our focus on higher-margin cartridge sales and strategic global expansion is creating a solid foundation for revenue growth and financial stability,” added Spiro Sakiris, CFO of Intelligent Bio Solutions. “Our expanding distributor network enables us to meet rising global demand. With a 15% increase in international sales, we are on track to achieve our strategic goal of broadening our global reach and supporting workplace safety worldwide.”

Throughout the quarter, INBS announced the completion of the in-clinic portion of its FDA 510(k) clinical study plan. An initial review of the PK study data shows that fingerprint sweat aligns strongly with blood and oral fluid, demonstrating its reliability for drug detection.

With FDA 510(k) submission planned in the fourth quarter of this calendar year and entry into the US market planned for the first half of the 2025 calendar year, INBS is capitalizing on the growing drug screening products market, estimated to have a total addressable market of ~$15 billion by 20301.

Fiscal First Quarter & Recent Operational Highlights:

●	On September 27, 2024, the Company announced the successful completion of in-clinic testing proposed to the FDA earlier this year in the Company’s clinical study plan. The clinical studies are a key element of the Company’s 510(k) submission, designed to demonstrate the accuracy and reliability of its sweat-based testing method.

1 Research and Markets, 2024. Drug Screening - Global Strategic Business Report. Available at: https://www.researchandmarkets.com/reports/4804177/drug-screening-global-strategic-business-report

●	The Company secured 22 new accounts throughout the quarter, adding to its 400+ active customer accounts in 19 countries. These new accounts have a combined total employee headcount of approximately 152,000 employees.*

●	On August 1, 2024, the Company announced its partnership with CenExcel to perform a method comparison study as part of the Company’s FDA 510(k) clinical study plan.

●	On July 24, 2024, the Company announced QabasTech as its exclusive distributor in Saudi Arabia, marking further growth for the Company in the country.

●	On July 18, 2024, the Company announced the successful completion of biocompatibility testing of its Intelligent Fingerprinting Drug Screening System, a pivotal phase in the clinical study plan required for FDA 510(k) regulatory clearance.

Financial Results for the Fiscal 2025 First Quarter:

●	Total cash and cash equivalents on hand as of September 30, 2024, was $3.99 million.

●	Shareholders equity as of September 30, 2024, was $5.95 million.

●	Total revenues for the fiscal first quarter were $0.87 million, an increase of 10% year-on-year and 20% quarter-on-quarter.

●	Net loss for the fiscal first quarter was $2.70 million, including non-cash depreciation and amortization and share-based expenses of $0.49 million.

Revenue from sales of goods increased by $76,193 to $872,287 from $796,094 for the three months ended September 30, 2024, compared to the same period in 2023. This is due to the expansion of the customer base, both in the pre-existing markets and expansion into new regions. The Company expects this trend to continue as it expands into new markets in the future.

Net loss attributable to the Company increased by $0.27 million from $2.43 million to $2.70 million for the three months ended September 30, 2024, compared to the same period the year prior. This increase is primarily driven by the Company’s investment in R&D work required for its FDA 510(k) clinical study plan and planned submission in the fourth quarter of this calendar year. FDA clearance would enable INBS to introduce its drug screening technology to the United States market in the 2025 calendar year.

* The customer employee estimate of 152,000 employees was derived by aggregating publicly available data on the total number of employees for each INBS customer. Where employee ranges were provided, the midpoints were used for calculation. This estimate excludes customers for whom employee data is not publicly available. The total represents all employees within these organizations, including those who will not be tested using the Intelligent Fingerprinting Drug Screening System. The Company does not have the data to incorporate the percentage of employees tested using the Intelligent Fingerprinting Drug Screening System at each INBS customer. The growing customer employee base is a basic indication of the increased utilization of the Intelligent Fingerprinting Drug Screening System. The nature of work performed by certain employees or restrictions in specific jurisdictions may mean that drug testing is not necessary or applicable for all employees.

Financial Tables to Follow

Intelligent Bio Solutions Inc.

Condensed Consolidated Balance Sheets*

	As of September 30,	As of June 30,
	2024	2024
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,989,431	$6,304,098
Accounts receivable, net	578,578	429,704
Inventories, net	738,789	777,537
Research and development tax incentive receivable	648,334	525,332
Deferred charges	127,586	-
Other current assets	396,193	497,572
Total current assets	6,478,911	8,534,243
Property and equipment, net	586,120	565,850
Operating lease right-of-use assets	260,760	306,744
Intangibles, net	4,400,092	4,372,026
Total assets	$11,725,883	$13,778,863

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,834,416	$1,704,568
Current portion of operating lease liabilities	281,565	274,834
Current portion of deferred grant income	2,585,696	2,486,668
Current employee benefit liabilities	477,517	469,381
Current portion of notes payable	499,605	515,282
Total current liabilities	5,678,799	5,450,733
Employee benefit liabilities, less current portion	69,731	63,615
Operating lease liabilities, less current portion	28,111	81,324
Total liabilities	$5,776,641	$5,595,672
Commitments and contingencies

Shareholders’ equity
Common stock, $0.01 par value, 100,000,000 shares authorized, 4,377,759 and 3,456,000 shares issued and outstanding at September 30, 2024 and June 30, 2024, respectively	43,775	34,557
Treasury stock, at cost, 116 shares as of September 30, 2024 and June 30, 2024, respectively	(1)	(1)
Additional paid-in capital	61,207,017	60,971,740
Accumulated deficit	(54,649,965)	(51,964,332)
Accumulated other comprehensive loss	(496,259)	(712,614)
Total consolidated Intelligent Bio Solutions Inc. equity	6,104,567	8,329,350
Non-controlling interest	(155,325)	(146,159)
Total shareholders’ equity	5,949,242	8,183,191
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,725,883	$13,778,863

*	Common stock and per share amount have been retroactively adjusted to reflect the decreased number of shares resulting from a 1-for-12 reverse stock split effected on January 26, 2024, throughout the condensed consolidated financial statements unless otherwise stated.

Intelligent Bio Solutions Inc.

Condensed Consolidated Statements of Operations and Other Comprehensive Income (Loss)*

(Unaudited)

	Three Months Ended September 30,
	2024	2023
Revenue	$872,287	$796,094
Cost of revenue (exclusive of amortization shown separately below)	(525,486)	(563,763)
Gross profit	346,801	232,331

Other income
Government support income	126,128	109,871

Operating expenses
Selling, general and administrative expenses	(1,949,016)	(2,457,060)
Development and regulatory approval expenses	(948,752)	(103,947)
Depreciation and amortization	(300,422)	(307,560)
Total operating expenses	(3,198,190)	(2,868,567)
Loss from operations	(2,725,261)	(2,526,365)

Other income (expense), net
Interest expense	(22,327)	(37,448)
Realized foreign exchange loss	(51)	-
Fair value gain on revaluation of financial instrument	-	131,250
Interest income	52,840	139
Total other income, net	30,462	93,941
Net loss	(2,694,799)	(2,432,424)
Net loss attributable to non-controlling interest	(9,166)	(7,220)
Net loss attributable to Intelligent Bio Solutions Inc.	$(2,685,633)	$(2,425,204)

Other comprehensive income (loss), net of tax
Foreign currency translation gain / (loss)	216,355	(18,016)
Total other comprehensive income / (loss)	216,355	(18,016)
Comprehensive loss	(2,478,444)	(2,450,440)
Comprehensive loss attributable to non-controlling interest	(9,166)	(7,220)
Comprehensive loss attributable to Intelligent Bio Solutions Inc.	(2,469,278)	(2,443,220)

Net loss per share, basic and diluted*	$(0.70)	$(12.48)
Weighted average shares outstanding, basic and diluted *	3,811,090	194,200

*	Common stock and per share amount have been retroactively adjusted to reflect the decreased number of shares resulting from a 1-for-12 reverse stock split effected on January 26, 2024, throughout the condensed consolidated financial statements unless otherwise stated.

About Intelligent Bio Solutions

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering innovative, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for the recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. The Company’s current customer segments outside the US include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit http://www.ibs.inc/

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.
info@ibs.inc
LinkedIn | Twitter

Investor & Media Contact:

Valter Pinto, Managing Director
KCSA Strategic Communications
PH: (212) 896-1254
INBS@kcsa.com